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                                                                      EXHIBIT 12

                      THE BUSINESSES OF PACTIV CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                              -------------
                                                              1999     1998
                                                              ----     ----
Income from continuing operations...........................  $ 56     $ 84
Add:
     Interest...............................................   106      100
     Portion of rentals representative of interest factor...    13       10
     Preferred stock dividend requirements of majority-owned
      subsidiaries..........................................    --       --
     Income tax expense (benefit) and other taxes on
      income................................................    51       62
     Amortization of interest capitalized...................    --       --
     Undistributed (earnings) losses of affiliated companies
      in which less than a 50% voting interest is owned.....    --       (3)
                                                              ----     ----
          Earnings as defined...............................  $226     $253
                                                              ====     ====
Interest....................................................  $106     $100
Interest capitalized........................................     1       --
Portion of rentals representative of interest factor........    13       10
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis...........................    --       --
                                                              ----     ----
          Fixed charges as defined..........................  $120     $110
                                                              ====     ====
Ratio of earnings to fixed charges..........................  1.88     2.30
                                                              ====     ====
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